Secretary of State Corporations Division 315 West Tower #2 Martin Luther King, Jr., Dr. Atlanta, Georgia 30334-1530	CONTROL NUMBER: EFFECTIVE DATE: COUNTY: REFERENCE: PRINT DATE: FORM NUMBER:	0028186 06/20/2000 HALL 0045 06/20/2000 311

DANIEL D. DINUR
ONE LAKESIDE COMMONS
990 HAMMOND DR. STE. 760
ATLANTA, GA 30328

CERTIFICATE OF INCORPORATION

I, Cathy Cox, the Secretary of State and the Corporations Commissioner of the State of Georgia, do hereby certify under the seal of my office that

NBOG BANCORPORATION, INC.
A DOMESTIC PROFIT CORPORATION

has been duly incorporated under the laws of the State of Georgia on the effective date stated above by the filing of articles of incorporation in the office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

SEAL	/S/ Cathy Cox Cathy Cox Secretary of State

ARTICLES OF INCORPORATION

OF

NBOG BANCORPORATION, INC.

ARTICLE I - NAME.

The name of the corporation is NBOG Bancorporation, Inc. (the "Corporation").

ARTICLE II - NATURE OF BUSINESS.

The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Georgia.

ARTICLE III - CAPITAL STOCK.

A. AUTHORIZED SHARES. The Crporation shall have authority to issue 60,000,000 shares of all classes of capital stock, consisting of 50,000,000 shares of no par value common stock (the "Common Stock") and 10,000,000 shares of no par value preferred stock (the "Preferred Stock"). The shares may be issued from time to time as the Corporation's Board of Directors may authorize without further approval of the shareholders except as otherwise provided herein or to the extent that any applicable statute, rule or regulation requires such approval.

B. COMMON STOCK. Except as applicable statute or Preferred Stock Designations (as defined below) may provide, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held of record by such holder as to each matter submitted to shareholders for approval.

C. PREFERRED STOCK. The shares of Preferred Stock may be issued from time to time in one or more series as the Corporation's Board of Directors may establish. The Board of Directors is hereby expressly authorized to fix and determine by resolution(s) the number of shares of each series of Preferred Stock and the designation thereof, any voting and other powers, preferences and relative participating, optional or special rights, including the number of votes, if any, per share and such qualifications, limitations or restrictions on any such powers, preferences and rights as shall be stated in the resolutions providing for the issue of the series (a "Preferred Stock Designation") and as may be permitted by the Code. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of capital stock, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless the vote of such holders is required pursuant to any Preferred Stock Designation.

ARTICLE IV - TERM AND COMMENCEMENT OF EXISTENCE.

The Corporation shall exist perpetually. The commencement date of the Corporation's corporate existence is the filing date of the Corporation's Articles of Incorporation.

ARTICLE V - DIRECTORS.

A. The Corporation shall be under the direction of the Board of Directors. The Board of Directors shall consist of not fewer than seven (7) or more than twenty-one (21) directors. The number of directors within this range shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office. The Board of Directors shall be divided into three classes, to be known as Class I, Class II, and Class III, with each class to be as nearly equal in number as possible. Except in the case of earlier death, resignation or removal, each director shall serve for a term ending on the date of the third annual meeting of shareholders of the Corporation (the "Annual Meeting") following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the first Annual Meeting following his or her election, each initial director in Class II shall serve for a term ending on the date of the second Annual Meeting following his or her election, and each initial director in Class III shall serve for a term ending on the date of the third Annual Meeting following his or her election. Notwithstanding the expiration of a director's term, each director shall serve until his or her successor, if there is to be any, is elected and qualified or until his or her earlier death, resignation or removal.

B. Any director may be removed from office at any time, but only for cause, by the affirmative vote of holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of shareholders called for that purpose, unless the removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, in which event the removal shall be approved by vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of the shareholders called for that purpose. For purposes of this paragraph, "cause" shall mean any act or omission for which a director may be personally liable to the Corporation or its shareholders pursuant to Article VI hereof, as well as any other act or omission that relates to personal dishonesty, incompetence or intentional failure to perform stated duties.

C. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directorships, may be filled by the vote of a majority of directors then in office, though less than a quorum. Any director so chosen shall hold office until such director's successor shall have been elected and qualified. Any director chosen by the Board of Directors to fill a vacancy created, other than by reason of an increase in the number of directorships, shall serve for the unexpired term of the director whose vacancy is being filled. Any director chosen by the Board of Directors to fill a vacancy created by reason of an increase in the number of directorships shall serve for a term to expire at the next election of directors by the shareholders.

ARTICLE VI - DIRECTOR'S LIABILITY.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director by reason of any act or omission, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-851(d) of the Code; or (iv) for any transaction from which the director derived an improper personal benefit. If the Code is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of Corporation existing at the time of such repeal or modification.

ARTICLE VII - INCORPORATION, REGISTERED OFFICE AND REGISTERED AGENT.

The name of the registered agent and the street address of the registered office of the corporation, and the name and address of each incorporator of this corporation is as follows:

Registered Agent: Gary H. Anderson	Registered Office: 1294 West Ridge Road, Suite E Gainesville, Georgia 30501 Hall County

Incorporator:

Daniel D. Dinur
Dinur & Associates, P.C.
One Lakeside Commons
990 Hammond Drive, Suite 760
Atlanta, Georgia 30328

ARTICLE VIII - INITIAL PRINCIPAL OFFICE.

The mailing address of the initial principal office of the Corporation is 1294 West Ridge Road, Suite E, Gainesville, Georgia 30501 (Hall County).

ARTICLE IX - SHAREHOLDER MEETINGS.

A. Special meetings of shareholders may be called at any time by the Chairman of the Board or the President, by a majority of the directors then in office or by the written request of the holders of at least 25% of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class.

B. The shareholders of the Corporation shall not be entitled to take any action by written consent in lieu of taking such action at an annual or special meeting of shareholders called for that purpose.

C. Advance notice of shareholder nominations for election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE X - CERTAIN BUSINESS TRANSACTIONS.

A. The affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock entitled to be cast at a meeting called to vote on any transaction submitted to the shareholders pursuant to this Article, voting together as a single class, shall be required for the approval or authorization of: (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into any other corporation, partnership, person or other entity; or (ii) any sale, lease, exchange, transfer or disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries to or with any other corporation, partnership, person or other entity; or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Corporation; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved any such action or transaction described in clauses (i), (ii) or (iii) by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to approve such action or transaction.

B. The fact that any action or transaction complies with the provisions of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction, recommendation, adoption or approval to the shareholders of the Corporation, nor shall any such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions or responses taken with respect to, such action or transaction.

ARTICLE XI - BYLAWS.

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation by vote of at least two-thirds of the directors then in office, subject to the powers of the holders of the capital stock of the Corporation to alter, amend or repeal the bylaws; provided, however, that, with respect to the powers of the holders of capital stock to alter, amend and repeal the bylaws of the Corporation, notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of the capital stock of the Corporation required by law, or these Articles of Incorporation, the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to alter, amend or repeal any provision of bylaws.

ARTICLE XII - AMENDMENT OF ARTICLES OF INCORPORATION.

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in this Article and Articles III, IV, V, VIII, X and IX hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted that would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 20th day of June, 2000.

 /s/ Daniel D. Dinur .
Daniel D. Dinur
Incorporator